EXHIBIT 99.1

PRIME GROUP REALTY TRUST ANNOUNCES
PENDING SALE OF 180 N. LASALLE STREET

Chicago, IL. September 9, 2008 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) is announcing that on September 3, 2008, Younan Properties, Inc. (“Purchaser”) became obligated to purchase 180 North LaSalle Street, Chicago, Illinois (the “Property”), from the subsidiary of the Company (“Seller”) that owns the Property.

The gross purchase price for the Property is $124.0 million, subject to certain pro-rations, credits and adjustments. The Purchaser has deposited $5.0 million (the “Earnest Money”) in escrow to secure its obligation to purchase the Property, which became nonrefundable on September 3, 2008 except upon the occurrence of certain customary events, such as a default by Seller or the failure of Seller to deliver certain satisfactory tenant estoppel certificates. The Company currently estimates that after closing adjustments, closing costs and necessary payments to defease the existing first mortgage loan on the Property, the Seller will receive net proceeds of approximately $53.7 million.

The Purchaser has completed its due diligence inspection of the Property and is obligated to purchase the Property subject to certain customary conditions contained in the purchase agreement. It is currently contemplated that the closing will occur in the middle of October. In the event that the Purchaser defaults on its obligations to purchase the Property, Seller’s sole remedy is to receive the Earnest Money as liquidated damages.

There can be no assurances that all of the conditions to closing will be satisfied and that this transaction will actually close, or that if it does close, it will close pursuant to the foregoing timetable or the terms set forth in this Press Release.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns 552 extended-stay hotel properties in operation in 43 U.S. states consisting of approximately 59,000 rooms and three hotels in operation in Canada consisting of 500 rooms. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property known as The United Building located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300